

                              Exhibit 11

                             Bankers Corp.
                   Computation of Earnings Per Share


                                           Three Months Ended
                                                March 31,

                                              1996        1995
(in thousands, except per share data)         ----        ----

Primary:
    Average shares outstanding                12,901    12,898
    Net effect of the assumed exercise of
    stock options-based on the treasury
    stock method using average market
    price                                        261       322
                                              ______    ______
       Total                                  13,162    13,220
                                              ======    ======

    Net income                                $6,207    $5,452
                                              ======    ======

    Net income per share                       $0.47    $0.41
                                               =====    =====

Fully Diluted:
    Average shares outstanding                12,901    12,898
    Net effect of the assumed exercise of
    stock options-based on treasury
    stock method using average market price
    or period-end market price, whichever
    is higher                                    261       336
                                              ______    ______

    Total                                     13,162    13,234
                                              ======    ======

    Net income                                $6,207    $5,452
                                              ======    ======

    Net income per share                       $0.47     $0.41
                                               =====     =====